Exhibit 99.1

Contact:	D. Anthony Peay - (804) 632-2112
Executive Vice President/ Chief Financial Officer

UNION FIRST MARKET BANKSHARES REPORTS FIRST QUARTER RESULTS

Richmond, Va., April 26, 2011 - Union First Market Bankshares Corporation (the “Company”) (NASDAQ: UBSH) today reported net income of $6.2 million and earnings per share of $0.22 for its first quarter ended March 31, 2011. The quarterly results represent an increase of $1.8 million in net income and $0.07 in earnings per share from the prior year’s fourth quarter and an increase of $4.5 million in net income and a $0.16 increase in earnings per share from the quarter ended March 31, 2010.

“The first quarter results demonstrated the strength of our bank as we reported improved profitability over last year during a difficult operating environment,” said G. William Beale, chief executive officer of Union First Market Bankshares. “The slow economic recovery has resulted in a reduction in loan balances, negatively impacting our earning asset levels and related interest income. I remain encouraged by our net interest margin, the reinforcement of the loan loss reserve, and the competitive advantage of the footprint we hold within Virginia. With our strong financial position, we are focusing on increasing our market share within our markets and deepening our relationships with our customers.”

Select highlights:

•

The core net interest margin[1] for the first quarter was 4.47%, an increase of 18 basis points from the fourth quarter of last year due to favorable investment securities yields and lower funding costs.

•	Lower provision for loan losses of $3.2 million compared to the fourth quarter of last year.

•	Net charge-offs of $4.3 million were nearly 50% lower than the fourth quarter of last year.

•	Allowance for loan loss as a percentage of total loans increased from 1.35% at December 31, 2010 to 1.44% at March 31, 2011.

•

Total nonperforming assets increased $3.5 million compared to the fourth quarter of 2010. Both other real estate owned (“OREO”) and nonaccrual loans experienced slight net increases due principally to continued softness in residential home builder real estate markets.

•	Mortgage segment net income declined from $854,000 in the fourth quarter of last year to $328,000 principally due to lower mortgage originations during a historically slow quarter.

•	Customers reduced debt at a faster pace than new loans were generated during the quarter resulting in reductions of interest income.

•	The first quarter 2010 income statement included two months of post-acquisition First Market Bank (“FMB”) income and expenses. Nonrecurring FMB acquisition costs were $6.9 million for that quarter.

The increase in quarterly net income from the prior year is largely a result of improvements in net interest income, the absence of prior year nonrecurring acquisition costs partially offset by increased provisions for loan losses. Comparative results to the first quarter of the prior year exclude FMB results for the month of

[1]	The core net interest margin, fully taxable equivalent (“FTE”) excludes the impact of acquisition accounting accretion and amortization adjustments in net interest income.

January 2010. For the first quarter of 2011 net income available to common shareholders, which deducts dividends and discount accretion on preferred stock from net income, was $5.7 million compared to $1.3 million for the prior year’s first quarter.

First quarter net income increased $1.8 million from the fourth quarter of last year and was largely attributable to a reduction in the provision for loan losses and lower nonrecurring costs. These improvements were partially offset by lower income from the mortgage segment.

NET INTEREST INCOME

On a linked quarter basis, tax-equivalent net interest income was $39.9 million, a decrease of $395,000, or 0.98%, from the fourth quarter of last year. The linked quarter decrease was principally due to a greater decrease in earning asset volumes compared to interest-bearing liabilities. First quarter tax-equivalent net interest margin increased 13 basis points to 4.68% from 4.55% in the most recent quarter. The net interest margin increase was principally attributable to the increase of investment security yields and lower costs of interest-bearing deposits. Additionally, the funding mix continued to shift from higher cost certificates of deposit to lower cost money market accounts and checking accounts. The following table shows average interest-earning assets, interest-bearing liabilities, the related income/expense and change for the periods shown:

	Linked quarter results Dollars in thousands Three Months Ended
	03/31/11	12/31/10	Change
Average interest-earning assets	$3,459,834	$3,514,367	$(54,533)
Interest income	$48,490	$49,834	$(1,344)
Yield on interest-earning assets	5.68%	5.63%	5	bps
Average interest-earning liabilities	$2,858,406	$2,895,213	$(36,807)
Interest expense	$8,591	$9,540	$(949)
Cost of interest-bearing liabilities	1.22%	1.31%	(9	) bps

The first quarter tax-equivalent net interest income increased $4.8 million, or 13.67%, when compared to the same period last year. This increase was principally attributable to increased interest-earning asset volumes resulting from the acquisition of FMB. The tax-equivalent net interest margin increased 9 basis points to 4.68% from 4.59% in the prior year. The improvement in the cost of funds was principally a result of declining costs on certificates of deposit. Another favorable factor driving the increase in the net interest margin was the increase in demand deposits. The decrease in the interest-earning asset yield was principally related to lower loan yields and lower yields on investment securities. The Company’s ability to maintain the net interest margin at current levels is largely dependent upon future interest rates, loan demand, and deposit competition. The following table shows average interest-earning assets, interest-bearing liabilities, the related income/expense and change for the periods shown:

	Year-over-year results Dollars in thousands Three Months Ended
	03/31/11	03/31/10	Change
Average interest-earning assets	$3,459,834	$3,103,964	$355,870
Interest income	$48,490	$44,256	$4,234
Yield on interest-earning assets	5.68%	5.78%	(10	) bps
Average interest-earning liabilities	$2,858,406	$2,621,815	$236,591
Interest expense	$8,591	$9,159	$(568)
Cost of interest-bearing liabilities	1.22%	1.42%	(20	) bps

Acquisition Activity – net interest margin

The favorable impact of acquisition accounting fair value adjustments on net interest income was $1.8 million for the three months ended March 31, 2011. If not for this favorable impact, the net interest margin for the first quarter would have been 4.47%, an 18 basis point improvement from the fourth quarter of last year.

The acquired loan and investment security portfolios of FMB were marked-to-market with a fair value discount to market rates. Performing loan and investment security discount accretion is recognized as interest income over the estimated remaining life of the loans and investment securities. The Company also assumed borrowings (Federal Home Loan Bank (“FHLB”) and subordinated debt) and certificates of deposit. These liabilities were marked-to-market with estimates of fair value on acquisition date. The resulting discount/premium to market is accreted/amortized as an increase (or decrease) to interest expense over the estimated lives of the liabilities and reduced by provisions for loan losses.

The first quarter and remaining estimated discount/premium is reflected in the following table (dollars in thousands):

	Loan Accretion	Investment Securities	Borrowings	Certificates of Deposit
For the quarter ended March 31, 2011	$1,557	$108	$(122)	$258
For the remaining nine months of 2011	3,755	278	(367)	504
For the years ending:
2012	3,576	201	(489)	222
2013	2,925	15	(489)	—
2014	1,835	—	(489)	—
2015	—	—	(489)	—
2016	—	—	(163)	—

Acquisition Activity – other operating expenses

Total nonrecurring costs associated with the previously announced NewBridge Bank branch acquisition were $294,000 for the quarter ended March 31, 2011. Costs to date principally include systems conversion and integrating operations, which were expensed as incurred. The costs are reported as a component of “Other operating expenses” within the Company’s “Condensed Consolidated Statements of Income.” Total acquisition costs are expected to be approximately $457,000 with no additional costs expected to be incurred after the second quarter of 2011.

ASSET QUALITY/LOAN LOSS PROVISION

Overview

During the first quarter, the Company experienced a slight deterioration in asset quality, principally within the builder/developer real estate portfolio, as the housing market remained soft. The magnitude of any such softening is largely dependent upon any lagging impact on commercial real estate, the recovery of residential housing, and the pace at which the economies in the markets we serve recover.

The Company considers the level of nonperforming assets to be manageable and has devoted an appropriate amount of resources to review the loan portfolio and workout problem assets in order to minimize any potential losses to the Company. Management continues to monitor delinquencies, risk rating changes, charge-offs, market trends and other indicators of risk in the Company’s portfolio, particularly those tied to residential and commercial real estate, and adjusts the allowance for loan losses accordingly. Historically, and particularly in the current economic environment, the Company seeks to work with its customers on loan collection matters while taking appropriate actions to improve the Company’s position and minimize any losses.

Nonperforming Assets (NPAs)

At March 31, 2011, nonperforming assets totaled $101.3 million, an increase of $3.5 million from the fourth quarter of last year and $37.9 million compared to a year ago. The increase in NPAs continues to be related to stresses in the residential home builder market, driven by the slow pace of the economic recovery. Nonperforming loans have increased as residential real estate borrowers (i.e., developers, owners of residential housing, and those related to the residential housing industry) continue to experience financial difficulties with the protracted economic recovery depleting their cash reserves and other repayment resources. In addition, despite working with the borrowers, the Company has foreclosed on various real estate collateral in order to avoid additional losses. The current quarter increase in NPAs from the fourth quarter of last year related to increases in nonaccrual loans of $926,000 and OREO of $2.6 million.

Nonperforming Loans

Nonperforming assets at March 31, 2011 included $62.6 million in nonaccrual loans. This total includes residential real estate loans of $30.0 million, commercial real estate loans of $14.9 million, land loans of $13.1 million, commercial and industrial loans of $2.4 million, land development loans of $1.5 million, and other loans of $722,000. At March 31, 2011, the coverage ratio of the allowance for loan losses to nonperforming loans was 64.5%, a decline from 88.7% a year earlier but an increase from 62.2% at December 31, 2010. Impairment analyses provided appropriate reserves on these nonperforming loans while appropriate reserves on homogenous pools continue to be maintained. The current quarter increase in the coverage ratio as compared to year end 2010 is partially related to the allowance for loan loss building at a faster pace than nonaccrual loans.

Other Real Estate Owned (OREO)

Nonperforming assets also included $38.7 million in other real estate owned. This total includes residential real estate of $15.4 million, land development of $12.2 million, land of $8.9 million, commercial real estate of $1.2 million and land held for development of bank branch sites of $1.0 million. Included in land development is $8.7 million related to a residential community in the Northern Neck region of Virginia, which includes developed residential lots, a golf course and undeveloped land. Foreclosed properties were adjusted to their fair values at the time of each foreclosure and any losses were taken as loan charge-offs against the allowance for loan losses at that time. OREO asset valuations are also evaluated at least quarterly and any necessary write down to fair value is recorded as impairment. During the first quarter ended March 31, 2011, the Company’s OREO showed a net increase of approximately $2.6 million, with sales of $3.6 million at a net loss of $299,000 and additions of $6.4 million. Approximately half of the additions were related to residential builders with the remaining split between commercial developers and homeowners; sales from OREO were principally related to residential lots, land and houses. The Company expects this type of activity to continue until the market for these properties and the economy as a whole shows marked improvement. The Company also believes that its foreclosure practices are sound.

Charge-offs

For the quarter ended March 31, 2011, net charge-offs were $4.3 million, or 0.62%, of loans on an annualized basis, compared to $8.5 million, or 1.19%, for the fourth quarter of last year and $1.5 million, or 0.21%, for the same quarter last year. Net charge-offs in the first quarter included commercial construction loans of $1.6 million, residential builder loans of $1.3 million, and other consumer loans of $1.4 million. At March 31, 2011, total accruing past due loans were $42.7 million, or 1.52%, of total loans, a decrease from 1.85% at December 31, 2010, and 1.89% for the same quarter a year ago.

Provision

The provision for loan losses for the current quarter was $6.3 million, a decrease of $3.2 million from the fourth quarter of last year and an increase of $1.3 million from the same quarter a year ago. The lower provision for loan losses compared to the most recent quarter is partially reflective of lower net charge-offs. The current level of the allowance for loan losses reflect specific reserves related to nonperforming loans, changes in risk ratings on loans, net charge-off activity, loan growth, delinquency trends and other credit risk factors that the Company considers in assessing the adequacy of the allowance for loan losses. The allowance for loan losses as a percentage of the total loan portfolio, including net loans acquired in the FMB acquisition was 1.44% at March 31, 2011, and 1.35% at December 31, 2010, and 1.19% at March 31, 2010. The allowance for loan losses as a percentage of the total loan portfolio, adjusted for acquired loans, was 1.96% at March 31, 2011, an increase from 1.88% at December 31, 2010 and 1.82% in the same quarter a year ago. The lower ratio of the allowance for loan losses as a percentage of loans compared to the loan portfolio, adjusted for acquired loans, is related to the elimination of FMB’s allowance for loan losses at acquisition. In acquisition accounting there is no carryover of FMB’s previously established allowance for loan losses.

NONINTEREST INCOME

On a linked quarter basis, noninterest income decreased $2.5 million, or 19.3%, to $10.5 million from $13.1 million in the fourth quarter of last year. Gains on the sale of loans in the mortgage segment decreased $1.5 million, or 23.0%, and were driven by a decline in mortgage originations. Declines in refinanced mortgage loan volume from 56.1% to 38.1% accounted for most of this decrease. Gains on sales of other real estate owned decreased $551,000. During the current quarter, the Company recorded sales of other real estate owned at a net loss of $299,000 as compared to a net gain of $252,000 during the prior quarter. Excluding the mortgage segment operations and other real estate sales, noninterest income decreased $487,000, or 7.5% from the fourth quarter of last year and related to a combination of lower service charge income, letter of credit fees, and ATM income.

For the first quarter, noninterest income increased $808,000, or 8.3%, to $10.5 million from $9.7 million in the prior year’s same quarter. Other service charges and fees increased $609,000, primarily as a result of increased debit card income, ATM income, brokerage commissions, and letter of credit fees. Gains on sales of loans in the mortgage segment increased $477,000, or 10.6%. Gains on sales of other real estate owned decreased $338,000. During the current quarter, the Company recorded sales of other real estate owned at a net loss of $299,000. Other operating income increased $208,000, primarily the result of higher trust revenue and bank owned life insurance investment income. Additionally, service charges on deposit accounts decreased principally from lower overdraft and return check income. Excluding the mortgage segment operations, and other real estate sales transactions, noninterest income increased $703,000, or 13.2%, from the same period a year ago.

NONINTEREST EXPENSE

On a linked quarter basis, noninterest expense decreased $2.3 million, or 6.2%, to $34.8 million from $37.1 million when compared to the fourth quarter of last year. Other operating expenses decreased $2.0 million, or 13.9%. Of the other operating expenses decrease, $708,000 was related to post acquisition lease and contract termination expenses incurred during the fourth quarter of last year. Conversion costs related to merging bank affiliates in the fourth quarter of last year declined by $436,000. Marketing and advertising expenses declined $460,000 related to Loyalty Banking® and multi-media brand awareness campaigns in the prior year’s fourth quarter. Additionally, legal and professional fees related to continuing problem loan work outs and foreclosure activity decreased $388,000, and costs to maintain the Company’s portfolio of other real estate owned decreased $248,000. Partially offsetting decreases in other operating expenses were increases related to expected FDIC insurance assessments of $323,000, and an increase in franchise tax of $299,000 levied in the first quarter of 2011 that included the acquired branches of FMB. Excluding the mortgage segment operations and non-recurring costs, noninterest expense decreased $450,000, or 1.5%, compared to last year’s fourth quarter.

For the first quarter, noninterest expense decreased $2.0 million, or 5.5%, to $34.8 million from $36.8 million for the first quarter of 2010. Other operating expenses decreased $4.7 million, or 26.8%. Included in other operating expenses were costs associated with the acquisition of FMB of $6.9 million during the first quarter of 2010, and current quarter bank branch acquisition costs of $294,000. Partially offsetting the decrease in other operating expenses were increases in internet and communication expenses of $640,000, increases related to expected FDIC insurance assessments of $448,000, and an increase in franchise tax of $299,000 levied in the first quarter of 2011 that included the acquired branches of FMB. Salaries and benefits increased $2.2 million and were primarily due to increased salary expense of $1.9 million related to first quarter merit increases and additional personnel, and included $436,000 higher commissions in the mortgage segment. Marketing and advertising costs declined $268,000 primarily related to brand awareness campaigns that occurred in the first quarter of 2010. Additionally, costs to maintain the Company’s portfolio of other real estate owned decreased as did legal and professional fees related to continuing problem loan work outs and foreclosure activity. Excluding mortgage segment operations and non recurring current and prior period costs, noninterest expense increased $3.5 million, or 13.5%.

BALANCE SHEET

At March 31, 2011, total cash and cash equivalents were $84.8 million, an increase of $23.7 million from December 31, 2011, and a decrease of $45.7 million from March 31, 2010. At March 31, 2011, net loans were $2.8 billion, a decrease of $32.3 million, or 1.2% from the fourth quarter of last year. Net loans decreased $49.6 million, or 1.8%, from March 31, 2010. Loans held for sale of $50.6 million in the Company’s mortgage segment decreased by $23.4 million from the fourth quarter of last year, related to lower origination volume, and flat from the prior year’s same quarter. At March 31, 2011, total assets were $3.8 billion, a decrease of $24.5 million compared to the fourth quarter of 2010, and a decrease of $37.0 million from $3.8 billion at March 31, 2010.

Total deposits decreased $3.4 million compared to the fourth quarter of last year driven by lower volumes of time deposits and CDs, offset by higher money market and savings accounts. Total deposits decreased $5.4 million from March 31, 2010 with net volume inflows into money market accounts and out of certificates of deposit. Total borrowings, including repurchase agreements, decreased $26.6 million on a linked quarter basis and $52.5 million from March 31, 2010. The Company’s equity to assets ratio was 11.42% and 10.77% at March 31, 2011 and 2010, respectively. The Company’s tangible common equity to assets ratio was 8.51% and 7.70% at March 31, 2011 and 2010, respectively.

MORTGAGE SEGMENT INFORMATION

On a linked quarter basis, the mortgage segment net income for the first quarter decreased $526,000, or 61.6%, to $328,000 from $854,000 in the fourth quarter of 2010. Originations declined by $87.4 million from $236.5 million to $149.1 million, or 37.0%, from the fourth quarter of last year. Gains on the sale of loans decreased $1.5 million, or 23.0%, on lower originations. Refinanced loans represented 38.1% of originations during the first quarter compared to 56.1% during the fourth quarter of 2010. Salary and benefit expenses decreased $753,000 on loan volume driven commission expense. Occupancy and equipment expense decreased 4.4% and 10.0% respectively on a linked quarter basis.

For the first quarter, the mortgage segment net income decreased $251,000 to $328,000, from $579,000 for the same quarter in 2010. Noninterest expenses increased $1.0 million. Of this amount, salaries and benefits increased $782,000 as a result of commission expenses associated with the higher loan revenue and personnel expenses related to the hiring of corporate support staff to service increased loan volume during the past twelve months. Originations increased $930,000 from $148.2 million to $149.1 million, or 0.6%, during the same period last year. Gains on the sale of loans increased $478,000, or 10.6%. The increase in gain on sale revenue was driven by adjustments to loan fees and pricing strategies, volume related revenue incentives and the contribution of newer branches originating loans at favorable margins.

* * * * * * *

ABOUT UNION FIRST MARKET BANKSHARES CORPORATION

Headquartered in Richmond, Virginia, Union First Market Bankshares Corporation is the holding company for Union First Market Bank, which has 91 branches and more than 160 ATMs throughout Virginia. Non-bank affiliates of the holding company include: Union Investment Services, Inc., which provides full brokerage services; Union Mortgage Group, Inc., which provides a full line of mortgage products; and Union Insurance Group, LLC, which offers various lines of insurance products. Union First Market Bank also owns a non-controlling interest in Johnson Mortgage Company, LLC.

On March 21, 2011, Union First Market Bank announced that it has opened a new branch in Stafford, Virginia. Located at 1044 Warrenton Road, the Berea Marketplace branch is the 91st branch of Union First Market Bank.

On February 8, 2011, Union First Market Bank and MARTIN’S® Food Markets announced that Union First Market Bank will add in-store bank branches to seven MARTIN’S stores in the western part of Virginia. Union First Market Bank currently operates in-store bank branches in 22 MARTIN’S Food Markets.

On December 21, 2010, the Company announced it will acquire approximately $73.5 million of loans and assume approximately $59.3 million in deposits at book value through the acquisition of the Harrisonburg, Virginia branch of NewBridge Bank. The close date is expected to be in the second quarter of 2011.

Additional information is available on the Company’s website at http://investors.bankatunion.com. The information contained on the Company’s website is not a part of this report. Shares of the Company’s common stock are traded on the NASDAQ Global Select Market under the symbol UBSH.

FORWARD-LOOKING STATEMENTS

Certain statements in this report may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualified words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” “intend,” “will,” or words of similar meaning or other statements concerning opinions or judgment of the Company and its management about future events. Although the Company believes that its expectations with respect to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance, or achievements of the Company will not differ materially from any future results, performance, or achievements expressed or implied by such forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to, the effects of and changes in: general economic conditions, the interest rate environment, legislative and regulatory requirements, competitive pressures, new products and delivery systems, inflation, changes in the stock and bond markets, technology, and consumer spending and savings habits. More information is available on the Company’s website, http://investors.bankatunion.com and on the Securities and Exchange Commission’s website, www.sec.gov. The information on the Company’s website is not a part of this press release. The Company does not intend or assume any obligation to update or revise any forward-looking statements that may be made from time to time by or on behalf of the Company.

UNION FIRST MARKET BANKSHARES CORPORATION AND SUBSIDIARIES

KEY FINANCIAL RESULTS

(in thousands, except share data)

	Three Months Ended
	03/31/11	12/31/10	03/31/10
Results of Operations
Interest and dividend income	$47,392	$48,768	$43,318
Interest expense	8,592	9,541	9,158

Net interest income	38,800	39,227	34,160
Provision for loan losses	6,300	9,500	5,001

Net interest income after provision for loan losses	32,500	29,727	29,159
Noninterest income	10,547	13,078	9,739
Noninterest expenses	34,767	37,069	36,800

Income before income taxes	8,280	5,736	2,098
Income tax expense	2,086	1,312	399

Net income	$6,194	$4,424	$1,699

Interest earned on loans (FTE)	$42,157	$43,505	$38,597
Interest earned on securities (FTE)	6,328	6,325	5,639
Interest earned on earning assets (FTE)	48,490	49,834	44,256
Net interest income (FTE)	39,899	40,294	35,097
Interest expense on certificates of deposit	4,916	5,810	5,422
Interest expense on interest-bearing deposits	6,683	7,685	7,264
Core deposit intangible amortization	1,655	1,936	1,454

Net income - community bank segment	$5,865	$3,570	$1,120
Net income - mortgage segment	328	854	579

Key Ratios
Return on average assets (ROA)	0.66%	0.46%	0.20%
Return on average equity (ROE)	5.81%	4.07%	1.77%
Efficiency ratio	70.45%	70.87%	83.83%
Efficiency ratio - community bank segment	68.07%	69.43%	84.33%
Net interest margin (FTE)	4.68%	4.55%	4.59%
Net interest margin, core (FTE)[1]	4.47%	4.29%	4.23%
Yields on earning assets (FTE)	5.68%	5.63%	5.78%
Cost of interest-bearing liabilities (FTE)	1.22%	1.31%	1.42%
Noninterest expense less noninterest income / average assets	2.58%	2.47%	3.19%

Per Share Data
Earnings per common share, basic	$0.22	$0.15	$0.06
Earnings per common share, diluted	0.22	0.15	0.06
Cash dividends paid per common share	0.07	0.07	0.06
Market value per share	11.25	14.78	15.10
Book value per common share	15.43	15.16	14.70
Tangible book value per common share	12.22	11.88	11.17
Price to earnings ratio, diluted	12.67	24.84	62.05
Price to book value per common share ratio	0.73	0.97	1.03
Price to tangible common share ratio	0.92	1.24	1.35
Weighted average common shares outstanding, basic	25,958,121	25,902,835	23,197,145
Weighted average common shares outstanding, diluted	25,980,698	25,949,521	23,235,498
Common shares outstanding at end of period	26,034,989	26,004,197	25,928,956

	Three Months Ended
	03/31/11	12/31/10	03/31/10
Financial Condition
Assets	$3,812,700	$3,837,247	$3,849,699
Loans, net of unearned income	2,806,928	2,837,253	2,850,166
Earning Assets	3,470,309	3,485,870	3,505,679
Goodwill	57,567	57,567	57,567
Core deposit intangibles, net	25,171	26,827	32,636
Deposits	3,066,616	3,070,059	3,072,015
Stockholders’ equity	435,489	428,085	414,801
Tangible common equity	317,536	308,440	289,222

Averages
Assets	$3,807,960	$3,854,718	$3,440,413
Loans, net of unearned income	2,812,412	2,830,435	2,515,652
Loans held for sale	54,152	93,325	44,607
Securities	577,440	580,590	498,096
Earning assets	3,459,834	3,514,367	3,103,964
Deposits	3,053,858	3,086,478	2,659,353
Certificates of deposit	1,221,100	1,295,227	1,172,423
Interest-bearing deposits	2,566,994	2,589,313	2,257,382

Borrowings	291,412	305,900	364,433
Interest-bearing liabilities	2,858,406	2,895,213	2,621,815
Stockholders’ equity	432,407	430,748	389,726
Tangible common equity	313,617	310,144	285,049

Asset Quality
Allowance for Loan Losses (ALLL)
Beginning balance	$38,406	$37,395	$30,484
Add: Recoveries	373	367	1,042
Less: Charge-offs	4,680	8,856	2,513
Add: Provision for loan losses	6,300	9,500	5,001

Ending balance	$40,399	$38,406	$34,014

ALLL / total outstanding loans	1.44%	1.35%	1.19%
ALLL / total outstanding loans, adjusted for acquired[2]	1.96%	1.88%	1.82%
Net charge-offs / total outstanding loans	0.62%	1.19%	0.21%
Nonperforming Assets
Nonaccrual loans	$62,642	$61,716	$38,337
Other real estate owned	38,674	36,122	25,082

Total nonperforming assets (NPAs)	101,316	97,838	63,419
Loans > 90 days and still accruing	10,846	17,993	8,985

Total nonperforming assets and loans > 90 days and still accruing	$112,162	$115,831	$72,404

NPAs / total outstanding loans	3.61%	3.45%	2.23%
NPAs / total assets	2.66%	2.55%	1.65%
ALLL / nonperforming loans	64.49%	62.23%	88.72%
ALLL / nonperforming assets	39.87%	39.25%	53.63%

Other Data
Mortgage loan originations	$149,125	$236,653	$148,195
% of originations that are refinances	38.10%	56.10%	39.08%
End of period full-time employees	1,019	1,005	970
Number of full-service branches	91	90	92
Number of full automatic transaction machines (ATMs)	160	159	171

	Three Months Ended
	03/31/11	12/31/10	03/31/10
Alternative Performance Measures
Cash basis earnings[3]
Net income	$6,194	$4,424	$1,699
Plus: Core deposit intangible amortization, net of tax	1,076	1,258	945
Plus: Trademark intangible amortization, net of tax	65	65	44

Cash basis operating earnings	$7,335	$5,747	$2,688

Average assets	$3,807,960	$3,854,718	$3,440,413
Less: Average trademark intangible	782	882	786
Less: Average goodwill	57,566	57,566	56,740
Less: Average core deposit intangibles	25,994	27,767	24,736

Average tangible assets	$3,723,618	$3,768,503	$3,358,151

Average equity	$432,407	$430,748	$389,726
Less: Average trademark intangible	782	882	786
Less: Average goodwill	57,566	57,566	56,740
Less: Average core deposit intangibles	25,994	27,767	24,736
Less: Average preferred equity	34,448	34,389	22,416

Average tangible common equity	$313,617	$310,144	$285,048

Cash basis earnings per share, diluted	$0.28	$0.22	$0.12
Cash basis return on average tangible assets	0.80%	0.61%	0.32%
Cash basis return on average tangible common equity	9.49%	7.35%	3.82%

(1)	The net interest margin, core (FTE) excludes the impact of acquisition accounting accretion and amortization adjustments in net interest income.
(2)	The allowance for loan losses, adjusted for acquired loans (non-GAAP) ratio includes the allowance for loan losses to the total loan portfolio less acquired loans without additional credit deterioration above the original credit mark (which have been provided for in the ALLL subsequent to acquisition). GAAP requires the acquired allowance for loan losses not be carried over in an acquisition or merger. We believe the presentation of the allowance for loan losses, adjusted for acquired loans ratio is useful to investors because the acquired loans were purchased at a market discount with no allowance for loan losses carried over to the Company. Therefore, acquired loans without additional credit deterioration above the original credit mark are adjusted out of the loan balance denominator.

Gross Loans	$2,806,928	$2,837,253	$2,850,166
less acquired loans without additional credit deterioration	(743,308)	(793,730)	(981,541)

Gross Loans, adjusted for acquired	2,063,620	2,043,523	1,868,625
Allowance for loan losses	40,399	38,406	34,014
ALLL / gross loans, adjusted for acquired	1.96%	1.88%	1.82%

(3)	As a supplement to GAAP, management also reviews operating performance based on its “cash basis earnings” to fully analyze its core business. Cash basis earnings exclude amortization expense attributable to intangibles (goodwill and core deposit intangibles) that do not qualify as regulatory capital. Financial ratios based on cash basis earnings exclude the amortization of nonqualifying intangible assets from earnings and the unamortized balance of nonqualifying intangibles from assets and equity.

In management’s opinion, cash basis earnings are useful to investors because by excluding non-operating adjustments they allow investors to see clearly the economic impact on the results of Company. These non-GAAP disclosures should not, however, be viewed in direct comparison with non-GAAP measures of other companies.

UNION FIRST MARKET BANKSHARES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share and per share amounts)

	March 31, 2011	December 31, 2010	March 31, 2010
	(Unaudited)	(Audited)	(Unaudited)
ASSETS
Cash and cash equivalents:
Cash and due from banks	$54,403	$58,951	$54,984
Interest-bearing deposits in other banks	30,050	1,449	62,918
Money market investments	178	158	126
Other interest-bearing deposits	—	—	2,598
Federal funds sold	175	595	9,887

Total cash and cash equivalents	84,806	61,153	130,513

Securities available for sale, at fair value	582,394	572,441	529,351

Loans held for sale	50,584	73,974	50,633

Loans, net of unearned income	2,806,928	2,837,253	2,850,166
Less allowance for loan losses	40,399	38,406	34,014

Net loans	2,766,529	2,798,847	2,816,152

Bank premises and equipment, net	90,594	90,680	92,566
Other real estate owned	38,674	36,122	25,082
Core deposit intangibles, net	25,171	26,827	32,636
Goodwill	57,567	57,567	57,567
Other assets	116,381	119,636	115,199

Total assets	$3,812,700	$3,837,247	$3,849,699

LIABILITIES
Noninterest-bearing demand deposits	$507,565	$484,867	$488,426
Interest-bearing deposits:
NOW accounts	381,887	381,512	357,762
Money market accounts	827,076	783,431	720,074
Savings accounts	174,244	153,724	150,753
Time deposits of $100,000 and over	521,940	563,375	597,768
Other time deposits	653,904	703,150	757,232

Total interest-bearing deposits	2,559,051	2,585,192	2,583,589

Total deposits	3,066,616	3,070,059	3,072,015

Securities sold under agreements to repurchase	66,225	69,467	73,307
Other short-term borrowings	—	23,500	45,000
Trust preferred capital notes	60,310	60,310	60,310
Long-term borrowings	155,014	154,892	155,462
Other liabilities	29,046	30,934	28,804

Total liabilities	3,377,211	3,409,162	3,434,898

Commitments and contingencies

STOCKHOLDERS’ EQUITY
Preferred stock, $10.00 par value, $1,000 liquidation value, shares authorized 500,000; issued and outstanding, 35,595 shares for all years.	35,595	35,595	35,595
Common stock, $1.33 par value, shares authorized 36,000,000; issued and outstanding, 26,034,989 shares, 26,004,197 shares, and
25,928,956 shares, respectively	34,559	34,532	34,440
Surplus	185,962	185,763	184,481
Retained earnings	173,655	169,801	155,067
Discount on preferred stock	(1,113)	(1,177)	(1,352)
Accumulated other comprehensive income	6,831	3,571	6,570

Total stockholders’ equity	435,489	428,085	414,801

Total liabilities and stockholders’ equity	$3,812,700	$3,837,247	$3,849,699

UNION FIRST MARKET BANKSHARES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts)

	Three Months Ended March 31
	2011	2010
Interest and dividend income:	(Unaudited)	(Unaudited)
Interest and fees on loans	$42,003	$38,394
Interest on Federal funds sold	—	12
Interest on deposits in other banks	5	8
Interest and dividends on securities:
Taxable	3,630	3,539
Nontaxable	1,754	1,365

Total interest and dividend income	47,392	43,318

Interest expense:
Interest on deposits	6,684	7,263
Interest on Federal funds purchased	7	14
Interest on short-term borrowings	161	598
Interest on long-term borrowings	1,740	1,283

Total interest expense	8,592	9,158

Net interest income	38,800	34,160
Provision for loan losses	6,300	5,001

Net interest income after provision for loan losses	32,500	29,159

Noninterest income:
Service charges on deposit accounts	2,058	2,171
Other service charges, commissions and fees	2,924	2,315
Gains (losses) on securities transactions, net	(16)	19
Gains on sales of loans	4,968	4,491
Gains (losses) on sales of other real estate and bank premises, net	(299)	39
Other operating income	912	704

Total noninterest income	10,547	9,739

Noninterest expenses:
Salaries and benefits	17,654	15,415
Occupancy expenses	2,754	2,635
Furniture and equipment expenses	1,662	1,402
Other operating expenses	12,697	17,348

Total noninterest expenses	34,767	36,800

Income before income taxes	8,280	2,098
Income tax expense	2,086	399

Net income	$6,194	$1,699
Dividends paid and accumulated on preferred stock	462	303
Accretion of discount on preferred stock	64	51

Net income available to common shareholders	$5,668	$1,345

Earnings per common share, basic	$0.22	$0.06

Earnings per common share, diluted	$0.22	$0.06

	For the Three Months Ended March 31,
	2011			2010			2009
	Average Balance	Interest Income / Expense	Yield / Rate (1)	Average Balance	Interest Income / Expense	Yield / Rate (1)	Average Balance	Interest Income / Expense	Yield / Rate (1)
	(Dollars in thousands)
Assets:
Securities:
Taxable	$412,512	$3,630	3.57%	$378,494	$3,539	3.79%	$219,977	$2,436	4.49%
Tax-exempt	164,928	2,698	6.63%	119,602	2,100	7.12%	116,739	2,100	7.29%

Total securities (2)	577,440	6,328	4.44%	498,096	5,639	4.59%	336,716	4,536	5.46%
Loans, net (3) (4)	2,812,412	41,592	6.00%	2,515,652	38,151	6.15%	1,869,759	27,257	5.91%
Loans held for sale	54,152	565	4.23%	44,607	446	4.05%	38,698	431	4.52%
Federal funds sold	266	—	0.32%	28,205	12	0.17%	471	—	0.14%
Money market investments	161	—	0.00%	112	—	0.00%	93	—	0.00%
Interest-bearing deposits in other banks	15,403	5	0.14%	14,694	8	0.22%	94,235	54	0.23%
Other interest-bearing deposits	—	—	0.00%	2,598	—	0.00%	2,598	—	0.00%

Total earning assets	3,459,834	48,490	5.68%	3,103,964	44,256	5.78%	2,342,570	32,278	5.59%

Allowance for loan losses	(38,765)			(31,579)			(26,144)
Total non-earning assets	386,891			368,028			249,492

Total assets	$3,807,960			$3,440,413			$2,565,918

Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
Checking	$374,756	159	0.17%	$303,824	177	0.24%	$198,120	81	0.17%
Money market savings	810,573	1,505	0.75%	634,090	1,476	0.94%	400,157	2,489	2.52%
Regular savings	160,565	103	0.26%	147,045	189	0.52%	95,570	101	0.43%
Certificates of deposit: (5)
$100,000 and over	600,932	2,482	1.68%	583,442	2,854	1.98%	469,667	4,052	3.50%
Under $100,000	620,168	2,434	1.59%	588,981	2,568	1.77%	516,806	4,382	3.44%

Total interest-bearing deposits	2,566,994	6,683	1.06%	2,257,382	7,264	1.30%	1,680,320	11,105	2.68%
Other borrowings (6)	291,412	1,908	2.66%	364,433	1,895	2.11%	319,648	2,545	3.23%

Total interest-bearing liabilities	2,858,406	8,591	1.22%	2,621,815	9,159	1.42%	1,999,968	13,650	2.77%

Noninterest-bearing liabilities:
Demand deposits	486,864			401,971			267,980
Other liabilities	30,283			26,901			21,419

Total liabilities	3,375,553			3,050,687			2,289,367
Stockholders’ equity	432,407			389,726			276,551

Total liabilities and stockholders’ equity	$3,807,960			$3,440,413			$2,565,918

Net interest income		$39,899			$35,097			$18,628

Interest rate spread (7)			4.46%			4.36%			2.82%
Interest expense as a percent of average earning assets			1.01%			1.20%			2.36%
Net interest margin (8)			4.68%			4.59%			3.22%

(1)	Rates and yields are annualized and calculated from actual, not rounded amounts in thousands, which appear above.
(2)	Interest income on securities includes $108 thousand in accretion of the fair market value adjustments related to the acquisition of FMB. Remaining estimated accretion for 2011 is $278 thousand.
(3)	Nonaccrual loans are included in average loans outstanding.
(4)	Interest income on loans includes $1.6 million in accretion of the fair market value adjustments related to the acquisition of FMB. Remaining estimated accretion for 2011 is $3.8 million.
(5)	Interest expense on certificates of deposits includes $258 thousand in accretion of the fair market value adjustments related to the acquisition of FMB. Remaining estimated accretion for 2011 is $504 thousand.
(6)	Interest expense on borrowings includes $122 thousand in amortization of the fair market value adjustments related to the acquisition of FMB. Remaining estimated amortization for 2011 is $367 thousand.
(7)	Income and yields are reported on a taxable equivalent basis using the statutory federal corporate tax rate of 35%.
(8)	Core net interest margin excludes purchase accounting adjustments and was 4.47% for the quarter ending 3/31/11.